EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 16, 2001 (and into subsequent registration statements filed by the Company pursuant to Rule 462(b) under the Securities Act of 1933 relating to the offering covered by the Registration Statement) relating to the consolidated financial statements, which appears in Sentigen Holding Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Raich Ende Malter & Co. LLP
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Raich Ende Malter & Co. LLP
East Meadow, New York
May 8, 2001